Exhibit 99.1

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES
PUBLIC OFFERING OF SENIOR NOTES

January 31, 2018	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) (the “Partnership”) today announced the commencement of an underwritten public offering (the “Offering”) of $300 million in aggregate principal amount of senior unsecured notes due 2026 (the “Notes”) of the Partnership and TLP Finance Corp., the Partnership’s wholly owned subsidiary.

The Partnership intends to use the proceeds from the Offering to repay existing indebtedness under its revolving credit facility, for general partnership purposes, and to pay transaction fees and expenses.

RBC Capital Markets, BofA Merrill Lynch, Citigroup, Credit Suisse, MUFG and Wells Fargo Securities will act as joint book-running managers for the offering. ABN AMRO, BMO Capital Markets, PNC Capital Markets LLC, US Bancorp and BBVA will act as co-managers.

When available, copies of the preliminary prospectus supplement, prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from the underwriters of the offering as follows:

RBC Capital Markets
200 Vesey Street, 8th Floor

New York, NY 10281

Attention: High Yield Capital Markets

Email: usdebtcapitalmarkets@rbccm.com

Fax: (212) 618-2210

The Notes will be offered and sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, in the Southeast and on the West Coast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels, and heavy refined products include residual fuel oils and asphalt.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. A number of factors could cause actual results to differ materially from the Partnership’s expectations and adversely affect its business and results of operations.  See “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017, and other public filings and press releases. Except as required by law, the Partnership undertakes no obligation to publicly update or revise any forward-looking statements.

CONTACT:

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer